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FOR IMMEDIATE RELEASE

December 17, 2009

Company:	Dominion

Contacts:
Media:	Mark Lazenby, (804) 819-2042, Mark.Lazenby@dom.com
Ryan Frazier, (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Greg Snyder, (804) 819-2383, James.Gregory.Snyder@dom.com

DOMINION BOARD ADDS TWO DIRECTORS

The board of directors of Dominion (NYSE: D) today elected two new directors, effective Dec. 18. The election of William P. Barr and Robert H. Spilman, Jr., brings the size of the Dominion board from 10 to 12.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“We are pleased to welcome two highly accomplished business people whose extensive experience in business, government, legal and regulatory affairs will help us build on Dominion’s strong record as a best-in-class service provider and dependable financial performer in challenging economic times.”

Barr, 59, served as executive vice president and general counsel of Verizon Communications from 2000 to 2008.  From 1991 to 1993, he served as the 77th Attorney General of the United States.  He joined GTE Corporation as executive vice president and general counsel in 1994, serving in that capacity for six years.  He is a director of Time Warner, Selected Funds and Holcim US. Barr received A.B. and M.A. degrees from Columbia University and a J.D. degree from George Washington University.

Spilman, 53, has been president and chief executive officer of Bassett Furniture Industries Inc., a furniture manufacturer and distributor, since 2000. He has been a director of the company since 1997. Spilman is also a director of Ruddick Corporation. He serves on the Virginia Foundation for Independent Colleges and is chairman of the board of directors of New College Institute. Spilman received a B.A. from Vanderbilt University.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of more than 27,500 megawatts of generation, 1.2 trillion cubic feet equivalent of proved natural gas and oil reserves, 14,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines. Dominion operates the nation’s largest natural gas storage systems with 975 billion cubic feet of storage capacity and serves retail energy customers in 12 states. For more information about Dominion, visit the company’s Web site at www.dom.com.